Exhibit 99.1

Contacts:
Manny Hernandez
CFO, VPFinance & Administration
(408) 943-2754
For immediate release
Joseph L. McCarthy
VPCorporate Communications
(408) 943-2902

Cypress Reports Fourth Quarter 2004 Results

SAN JOSE, Calif., January 27, 2005 – Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2004 fourth quarter was $210.2 million, down 4.3% from prior quarter revenue of $219.6 million and down 11% from year-ago fourth quarter revenue of $236.0 million.

On a non-GAAP basis—excluding the amortization of intangibles and other acquisition-related, restructuring and special charges and credits—the 2004 fourth quarter resulted in a net loss of $18.0 million, or a diluted loss per share of $0.14. This compares with the prior quarter’s diluted earnings per share of $0.22, which included a favorable adjustment to income tax liabilities of $29.9 million, without which earnings per share were $0.04. Diluted earnings per share in the year-ago fourth quarter were $0.16.

Cypress posted a GAAP net loss of $28.1 million in the 2004 fourth quarter, or a diluted loss per share of $0.22. This compares with last quarter’s GAAP earnings of $0.02, which includes the tax benefit noted above, without which the GAAP loss per share was $0.16. Diluted earnings per share in the year-ago fourth quarter were $0.15 per share.

For the fiscal year 2004, Cypress posted total revenue of $948.4 million, a growth of 13.3% from fiscal year 2003 revenue of $836.8 million. On a non-GAAP basis, Cypress’s total year net income was $83.3 million, or diluted earnings per share of $0.54. On a GAAP basis, Cypress’s total year net income was $24.7 million, or diluted earnings per share of $0.17.

Cypress President and CEO T.J. Rodgers said, “Although our results were in line with revenue guidance issued at the beginning of the quarter, we missed our earnings guidance. This was primarily due to the underutilization of our fabs, which in turn was based on our decision to drain inventory in the current low-demand environment. As a result, internally fabricated inventory dropped by $3.6 million, compared with last quarter’s inventory growth of $16.7 million. Combined with lower sales and a decrease in average selling price, these factors contributed to a 37% gross margin for the quarter.”

Rodgers continued, “To hasten our return to profitability, we have taken action to reduce our cost structure and improve our end-market orientation, including an organizational restructuring and a reduction in force of approximately 200 employees worldwide. We are merging our Timing Technology Division and Personal Communications Division into a new, market-oriented Consumer and Computation Division. We will close our Austin, Texas CAD center, lower our headcount in Minnesota Fab 4 in line with demand, and systematically reduce the number of management layers in the company to no more than six in most of our functional organizations. The full impact of these actions won’t be realized until the second quarter of 2005. Our current estimate of charges related to these actions is approximately $15 million, of which $6 million is expected to be an actual cash expense.”

MARKET SEGMENTS

Wide Area Networks and Storage Area Networks (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 31% of fourth-quarter revenue, decreased 11% from the prior quarter, compared with our expectation of flat revenue. The gross margin for the segment was 44%. There was a more aggressive inventory-reduction push at our customers in Q4 than we had anticipated at the beginning of the quarter. We are not expecting this to change in the first quarter; as a result, we are forecasting another reduction in revenue. Segment highlights for the fourth quarter include:

     + Cypress announced the release of its Cynapse™ SP software platform, providing networking vendors with a common-control-plane application programming interface (API) that supports Cypress’s portfolio of TCAM- and algorithmic-based network search engines (NSEs). Cynapse SP enables software developers to build and simulate applications prior to their integration into hardware, accelerating time-to-market.

     + Cypress shipped fully qualified 4-Mbit, 9-Mbit, 36-Mbit and 72-Mbit synchronous SRAMs. These memories, built on Cypress’s 90-nm RAM9™ technology, are many times faster than competing high-speed DRAMs and feature high data throughput and low latency. They target a broad array of applications, including switches, routers, basestations and data storage devices.

     + Cypress also introduced 90-nanometer versions of its 18-Mbit QDR™-II (Quad Data Rate™) SRAM family, including 250 MHz devices optimized for router applications. Earlier in 2004, Cypress became the first company to sample 72-Mbit QDR-II devices at 90 nm.

Wireless Terminals and Wireless Infrastructure (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 31% of fourth-quarter revenue, declined 16% from the prior quarter, compared with our expectation of flat revenue. The WIT/WIN gross margin was 30%. Cypress’s handset revenue was flat with a significant reduction of average selling prices. The segment continued to experience a slowdown in the wireless infrastructure business as customers deferred 3G basestation deployment projects. We expect segment revenue to be flat quarter on quarter. Among the highlights:

     + Cypress added five new products to its FLEx18™ family of synchronous, pipelined, dual-port RAMs, all of them in the world’s smallest package: a 144-pin fine-pitch ball-grid array (FBGA). The devices, ranging in density from 512 Kbit to 9 Mbit, with up to 24 gigabits per second (Gbps) of bandwidth, enable designers to shrink board sizes and increase reliability by reducing pin count. Cypress’s FLEx18 dual ports target applications including wireless microbasestations and voice-over-Internet-protocol (VoIP).

     + Cypress announced that its HOTLink II™ physical layer family now meets the 768-Mbaud and 1536-Mbaud Reference Point 3 (RP3) specifications of the Open Basestation Architecture Initiative (OBSAI). The RP3 specification addresses the interface between baseband processing cards and RF modules using OBSAI-defined packets and high-speed serial links.

     + Cypress also announced that its HOTLink II family is compliant with version 1.2 of the Common Public Radio Interface (CPRI) specification. The CPRI spec defines a standardized serial interface between the digital and RF components of a basestation, reducing system costs and accelerating time to market.

Computation and Consumer

Revenue from the computation and consumer segment, which accounted for 31% of fourth-quarter revenue, increased 13% from the prior quarter, outpacing the company’s expectation of flat revenue. The gross margin for the segment was 37%, primarily due to the negative impact of memory pricing in cell phones. Strong demand for USB and clock products—particularly those for mobile computing and gaming platforms—helped to drive segment growth. We expect flat revenues in Q1, which is normally a seasonally down quarter due to low inventory levels in the channel. Fourth-quarter highlights include:

     + In the wired Universal Serial Bus (USB) business, Cypress and Agilent Technologies announced a joint reference design kit for high-performance optical mice. The combination USB-PS/2 reference design kit gives manufacturers the technical instructions and firmware to quickly implement an optical mouse design and create innovative products for PC OEM and retail markets.

     + Cypress also announced general availability of the CY4640 USB Host Mass-Storage Reference Design Kit, which has helped it to secure lead customers for USB hard drives, MP3 players and set-top boxes with host functionality.

     + Cypress launched production shipments of its WirelessUSB™ Sensor Network Development Kit for low-cost, low-power, wireless sensor networks. The solution targets low-data-rate, high-node-density systems, providing a scalable development environment for a wide variety of consumer, industrial, medical, building and home-automation systems. WirelessUSB is a low-cost, high-performance 2.4 GHz radio system-on-a-chip technology that enables developers to “cut-the-cord” in low-data-rate applications such as PC keyboards and mice, video game controllers and sensors.

     + Cypress announced that its WirelessUSB radio system-on-a-chip received a best-in-class design innovation award from the publisher of Electronic Product Design magazine, a major electronics trade publication. The award marked the fifth time Cypress’s WirelessUSB has received such industry recognition.

     + Cypress entered the $1.52 billion market for crystal oscillators with the launch of its CY25701 programmable timing generator, which integrates a spread-spectrum crystal oscillator (SSXO) and a high-frequency reference crystal in a single package. The addition of an onboard crystal to Cypress’s SSXO products eliminates the need for designers to characterize oscillators with the broad array of crystals available on the market to determine the optimal pairing for their system. The new family of “oscillator-inside” devices—now available in production quantities—paves the way for Cypress to expand outside the $1.69 billion market for conventional clock chips.

Cypress Subsidiaries

Revenue from Cypress’s subsidiaries, which accounted for 7% of fourth-quarter revenue, increased 31% from the prior quarter, in line with expectations. The gross margin for the segment was 47%. Increased revenues were driven by the continued ramp of SunPower Corp. solar cells and Cypress MicroSystems’ Programmable System-on-Chip™ (PSoC™) mixed-signal arrays. Segment highlights include:

     + SunPower announced plans to double the capacity of its Philippines manufacturing plant to 50 megawatts—about $150 million per year in revenue potential—based on strong demand for its solar cells and modules. The global demand for solar-electric systems has increased by more than 40 percent annually over the past five years, according to Strategies Unlimited, a leading independent market research firm. But even with this rapid growth, the entire solar-cell industry produced only 1,000 megawatts of capacity in 2004—equivalent to one large power plant. In other words, the solar industry is just beginning to show up on the energy production charts and has a long future ahead of it.

     + SunPower launched its line of high-efficiency photovoltaic modules in the North American market at the Solar Power 2004 conference in San Francisco. Previously, SunPower’s breakthrough products had been available only in Europe due to very high demand and a limited but ramping supply.

     + SunPower also announced the installation of its first building-integrated photovoltaic system. The company’s solar cells were laminated into custom glass panels and designed into the rounded façade of a building in Paderborn, Germany. SunPower’s A-300 cells were selected for their high efficiency and unique all-black appearance. The National Renewable Energy Laboratory has rated A-300 solar cells at 21.5% efficiency, the best in the industry, compared with typical production cells in the 12%-15% range.

     + Cypress MicroSystems (CMS) announced production shipments of its smallest, most integrated PSoC mixed-signal arrays, featuring four configurable analog and digital blocks. The new device rounds out the PSoC portfolio, which now targets embedded-control applications ranging from the most complex to the most cost-effective.

     + CMS also announced the qualification of its PSoC device by the Automotive Electronics Council. The ability of a PSoC array to integrate analog and digital functionality with an eight-bit microcontroller in applications operating up to 125 degrees Celsius has enabled it to secure design wins in power train and automotive body electronics, as well as in car-based safety, security and entertainment systems.

     + Silicon Magnetic Systems provided alpha samples of its 256-Kbit magnetic random access memory (MRAM) device to seven key customers, two of which have indicated that the MRAMs are fully functional in initial system tests and five that are currently developing evaluation systems. MRAM is a fast-write, easy-to-use technology combining the best characteristics of volatile and non-volatile memories.

Other Developments

     + Cypress’s founder and CEO, T.J. Rodgers, was inducted into the Silicon Valley Engineering Hall of Fame. Rodgers and four other industry pioneers—including Douglas Engelbart, the inventor of the computer mouse—will be honored in February at an event hosted by the Silicon Valley Engineering Council (SVEC), a regional organization representing 60,000 engineers, scientists and technology professionals. The Hall of Fame’s membership comprises a virtual “Who’s-Who” of industry pioneers, including Hewlett-Packard founders William Hewlett and David Packard, Intel Corp. founders Robert N. Noyce and Gordon E. Moore, and Apple Computer founder Steve Wozniak. Rodgers remains active in a few key technology programs at Cypress; he recently received his 10th patent.

     + In December, Cypress completed the redemption of all outstanding 3.75% convertible subordinated notes, due July 1, 2005 for approximately $69 million.

Conclusion

Rodgers concluded, “In light of our fourth-quarter results, we are taking decisive action to return the company to profitability quickly. We remain excited about the growth prospects of our subsidiaries, particularly SunPower and Cypress MicroSystems. We still expect these new businesses to ramp and offset the market softness that may impact our industry in the first half of 2005.”

About Cypress

Cypress Semiconductor Corp. (NYSE: CY) provides high-performance solutions for personal, network access, enterprise, metro switch and core communications system applications. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers and network search engines, along with a broad portfolio of high-bandwidth memories, USB devices, timing technology solutions and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

This press release contains statements that are not historical facts, but are forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “expects,” “future,” “estimates,” “plans,” “intends” and similar expressions to identify forward-looking statements. Such forward-looking statements regarding the future prospects of Cypress and the semiconductor industry more generally, Cypress’s anticipated revenue and operating results, and customer demand for Cypress products are based on management’s current expectations as of the date of this release. Our actual results may differ materially due to a variety of uncertainties and risks, including those described in our filings with the Securities and Exchange Commission, as well as our ability to fully realize the anticipated benefits of the cost-cutting and restructuring measures identified this release, the actual cost of such measures, the ability of such measures to return the Company to profitability, the possible disruptive effects of merging certain divisions within the Company, the optimization of our manufacturing facilities, the movement in ASPs, our ability to manage inventory, the seasonality of the computation and consumer segment, and the demand for SunPower and PsoC products. Cypress cannot provide any assurance that its results will meet expectations, or that it has identified all of the risk factors that might materially affect such results. We assume no responsibility to update any forward-looking statement.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

Cynapse, RAM9, WirelessUSB, FLEx18, and HOTLink II are trademarks of Cypress Semiconductor Corporation.

Quad Data Rate™ and QDR™ comprise a family of SRAM products developed by Cypress, IDT, NEC and Samsung.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems, Inc.

Intel is a registered trademark of Intel Corporation.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

(Unaudited)

	Jan 02,	Dec 28,
	2005	2003
ASSETS
Cash, cash equivalents, and investments *	$307,641	$379,868
Accounts receivable, net	107,288	121,756
Inventories	99,709	72,085
Property and equipment, net	444,651	442,887
Goodwill and other intangible assets	447,003	375,483
Other assets	166,702	183,606

Total assets	$1,572,994	$1,575,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$179,282	$155,693
Deferred income	33,426	28,292
Convertible subordinated notes	599,998	668,652
Income tax liabilities	71,992	103,930
Other liabilities	27,938	49,930

Total liabilities	912,636	1,006,497
Stockholders’ equity **	660,358	569,188

Total liabilities and stockholders’ equity	$1,572,994	$1,575,685

*	Cash, cash equivalents, and investments includes restricted amounts totaling $62.7 million and $62.8 million as of January 02, 2005 and December 28, 2003, respectively.

**	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 128,493 and 120,483 outstanding as of January 02, 2005 and December 28, 2003, respectively.

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CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	(Unaudited)			(Unaudited)
	Jan 02	Dec 28	Sep 26	Jan 02	Dec 28
	2005	2003	2004	2005	2003
Revenues	$210,181	$236,031	$219,595	$948,438	$836,756
Costs of revenues	131,442	115,229	112,401	492,058	435,749

Gross margin	78,739	120,802	107,194	456,380	401,007
Operating expenses:
Research and development	66,910	60,790	64,764	261,629	251,432
Selling, general and administrative	37,041	34,270	37,239	139,799	130,349
Acquisition and other costs	9,361	5,941	25,339	56,498	34,215
Restructuring costs	243	(4,337)	(326)	(164)	(6,685)

Total operating costs	113,555	96,664	127,016	457,762	409,311

Operating income (loss)	(34,816)	24,138	(19,822)	(1,382)	(8,304)
Net interest income (expense) and other	3,402	(575)	(2,470)	(495)	5,795

Income (loss) before income tax	(31,414)	23,563	(22,292)	(1,877)	(2,509)
Income tax (provision) benefit	3,316	(400)	26,628	26,575	(2,822)

Net income (loss)	$(28,098)	$23,163	$4,336	$24,698	$(5,331)

Basic net income (loss) per share	$(0.22)	$0.19	$0.03	$0.20	$(0.04)
Diluted net income (loss) per share	$(0.22)	$0.15	$0.02	$0.17	$(0.04)
Shares used in calculation:
Basic	127,362	119,940	125,172	124,580	121,509
Diluted	127,362	168,988	130,961	134,592	121,509
Reconciliation of our GAAP Net Income (Loss) to our Non-GAAP Net Income:
GAAP Net Income (Loss)	$(28,098)	$23,163	$4,336	$24,698	$(5,331)
Adjustments:
Cost of revenues (acquisition and stock compensation expenses)	68	139	29	148	693
Restructuring costs	243	(4,337)	(326)	(164)	(6,685)
Amortization of intangibles	9,361	9,441	9,739	38,898	37,715
In-process research and development charge	—	—	15,600	15,600	—
Acquisition and stock compensation	1,253	2,130	2,180	9,084	13,143
Non-recurring charges	—	(3,500)	—	2,000	(3,500)
Synthetic lease — guarantee accrual	1,825	—	—	1,825	—
Employee loan reserve	—	—	—	(7,752)	241
(Gain) loss on retirement of bonds	209	—	—	209	7,524
Impairments, asset write-downs	(1,129)	(10)	1,344	(446)	(16,873)
Tax effects on non-GAAP adjustments	(1,758)	(2,130)	1,163	(768)	(7)

Non-GAAP Net Income (Loss)	$(18,026)	$24,896	$34,065	$83,332	$26,920

Basic net income (loss) per share	$(0.14)	$0.21	$0.27	$0.67	$0.22
Diluted net income (loss) per share	$(0.14)	$0.16	$0.22	$0.54	$0.19

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Cypress uses a non-GAAP measure of net income (loss) that is GAAP net income (loss) adjusted to exclude charges related to acquisitions including amortization of intangibles, in-process research and development and stock compensation, employee loan reserves, off-balance sheet lease accruals, restructuring, impairments and asset write-downs, gains or losses on the retirement of bonds and other non-recurring costs. Management does not consider these cash and non-cash charges, as applicable, to be reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. As a result, management uses this non-GAAP measure internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. Given management’s use of this measure, Cypress believes this measure is important to investor understanding of the Company’s disclosures regarding current and future operating results. Management also believes this non-GAAP measure enables investors to better assess changes in Cypress’ core business across different time periods. This measure is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.